EX-10.1

AMENDMENT TO MEDIA ADVERTISING AGREEMENT

The following provisions (the “Amendment”) are hereby incorporated into, and are hereby made a part of, that certain Media Advertising Agreement, dated February 8, 2011 (the “Agreement”), by and between MJD Media, LLC, a New York limited liability company (“Consultant”) and OncoVista Innovative Therapies, Inc., a Nevada corporation (the “Company”) and such provisions are effective as of the date hereof (the “Effective Date”).  All capitalized terms in this Amendment, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Agreement.

1.	Section 3 of the Agreement is hereby deleted and replaced as follows:

TIME OF PERFORMANCE: Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue until July 1, 2011 (the “Initial Term”), and shall automatically renew for a single three-month period, unless a party gives written notice to the other party of its intent to terminate at least three calendar days prior to expiration of the Initial Term (the “Extension”).

2.             In consideration for extending the “Time of Performance” as described in Section 3 of the Agreement, the Consultant shall be entitled to receive additional consideration as follows:

i.	The Consultant shall receive as compensation 150,000 restricted shares of the Company’s common stock payable on April 1, 2011;
ii.	The Consultant shall receive as compensation $40,000 payable on May 9, 2011; and
iii.	In the event the Extension is utilized, the Consultant shall receive as additional compensation 150,000 restricted shares of the Company’s common stock payable on July 1, 2011.

3.	The following provision is hereby added to the Agreement:

Attorneys’ Fees.  In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

4.	All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of April 1, 2011.

CONSULTANT:	COMPANY:

MJD MEDIA, LLC,	ONCOVISTA INNOVATIVE
a New York limited liability company	THERAPIES, INC.,
a Nevada Corporation

/s/ Alex Antonopoulos	/s/ Alexander L. Weis
By: Alex Antonopoulos	By: Alexander L. Weis, Ph.D.,
Its:	Its: Chief Executive Officer